Exhibit 99.1

Press Release

For more information:

Steve Eagerton 904.854.3683 steven.eagerton@bkfs.com	Michelle Kersch 904.854.5043 michelle.kersch@bkfs.com

Black Knight Announces Change to Format of 2020 Annual Meeting of Shareholders

JACKSONVILLE, Fla. – May 28, 2020 – In response to continued public health precautions regarding in-person gatherings as a result of COVID-19, Black Knight, Inc. (NYSE:BKI) today announced that its 2020 annual meeting of shareholders has been changed to a virtual meeting.
The meeting will be held on June 10, 2020, beginning at 11:00 a.m. Eastern Time. As described in the previously distributed proxy materials, holders of record of Black Knight’s common stock as of the close of business on April 13, 2020 will be entitled to participate in the annual meeting, including to vote their shares.
The meeting can be accessed via the internet at http://www.virtualshareholdermeeting.com/BKI2020.
Whether or not shareholders plan to participate in the virtual-only annual meeting, Black Knight encourages shareholders to submit their votes in advance of the meeting by using one of the methods described in the proxy materials.

Annual Meeting Admission and Guidelines

To be admitted to the virtual annual meeting with the ability to vote, shareholders must enter their unique 16-digit voting control number. This voting control number can be found on the voting instruction form, Notice of Internet Availability, proxy materials or email. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares or otherwise participate in the virtual meeting.
Shareholders are encouraged to log into http://www.virtualshareholdermeeting.com/BKI2020 and check in to the webcast up to 10 minutes before the meeting’s start time.
All participants in the virtual annual meeting should reference the meeting rules of conduct. These rules will be posted prior to the meeting to the Investors page of Black Knight’s website at www.BlackKnightInc.com.

About Black Knight, Inc.
Black Knight (NYSE:BKI) is a leading provider of integrated software, data and analytics solutions that facilitate and automate many of the business processes across the homeownership lifecycle.

As a leading fintech, Black Knight is committed to being a premier business partner that clients rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class software, services and insights with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.blackknightinc.com.

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SOURCE: BLACK KNIGHT, INC.